UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

AVISTA CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Avista has proudly served you for more than 128 years and is taking steps to plan for the future. As part of our plans, we are pleased to announce that we are joining forces with Hydro One, one of the best-run electric transmission and distribution utilities in North America. We are confident this partnership, when completed in the second half of 2018, will be a positive step for our customers, our employees, and the many communities we serve.
Hydro One shares the long-held values of our culture, and when this partnership is finalized, we will work hard for you each and every day in virtually the same way we do today. We’ll continue to operate under the same name, in the same headquarters in Spokane, with the same management and all the employees you’ve come to trust for your energy needs.
In partnership with Hydro One, we will have increased opportunities to implement technological innovation and important economic development projects, and to increase our support to the local communities we serve... well into the future.
We fully believe this transaction is advantageous for you and for us:

•	Our customers will continue to receive clean, safe, high quality, and reliable service at reasonable rates. There will be no increase in rates as a result of this transaction.
•

Our communities will continue to benefit from Avista’s commitment to philanthropy and economic development. In fact, Hydro One has committed to doing more—nearly doubling our current levels of community contributions. Furthermore, we are dedicated to upholding our longstanding commitments to environmental stewardship, safety, and reliability.

•	Our employees will see a continuation of the company and their jobs as they are today.

In the meantime, we want to thank you for your continued support as we enter this important new chapter in our long history. We are very excited for what lies ahead for our customers, our employees, and the communities we serve.
Sincerely,
/s/ Scott Morris
Scott Morris
Chairman, President and Chief Executive Officer

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger transaction. Avista Corporation (“Avista”) intends to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with the proposed merger transaction and this communication is not a substitute for the proxy statement or any other document that Avista may send to its shareholders in connection with the proposed merger transaction. THE INVESTORS AND SECURITY HOLDERS OF AVISTA ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about Avista, Hydro One Limited (“Hydro One”) and the proposed merger transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of Avista’s proxy statement (when it becomes available) may be obtained free of charge upon request by contacting Avista Corporation, Marian Durkin, Corporate Secretary, 1411 East Mission Avenue, Spokane, Washington 99202. Avista’s filings with the SEC are also available on Avista’s website at: http:// investor.avistacorp.com. Investors and security holders may also read and copy any reports, statements and other information filed by Avista with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation of Proxies

This communication is not a solicitation of proxies in connection with the proposed merger transaction. However, Avista, Hydro One and certain of their respective directors, executive officers and other persons may be deemed under SEC rules to be participants in the solicitation of Avista shareholder proxies in respect of the proposed merger transaction. Information about Hydro One directors and executive officers is available in Hydro One’s management information circular, filed with Canadian securities regulators on March 27, 2017, in connection with its 2017 annual meeting of shareholders and is available on its website at www.HydroOne.com and also under its profile on SEDAR at www.sedar.com. Information regarding Avista’s directors and executive officers is available in Avista’s proxy statement filed with the SEC on March 31, 2017 in connection with its 2017 annual meeting of shareholders, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 22, 2017, each of which may be obtained from the sources above under “Additional Information and Where to Find It”. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests (which may be different than those of Avista’s investors and security holders), by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC when they become available.